Exhibit 10.29

HOWARD BANK
CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (“Agreement”) is entered into as of the day of April 18, 2013, by and between Howard Bank, a Maryland chartered commercial bank (the “Bank”), and Frank K. Turner, Jr. (“Executive”).

WHEREAS, the Bank is a wholly owned subsidiary of Howard Bancorp, Inc. ("Company");

WHEREAS, the Executive is contemplating employment as an officer of the Bank;

WHEREAS, the Bank recognizes the importance of Executive to the Bank's operations and wishes to protect his position with the Bank in the event of a change in control of the Bank or the Company for the period provided for in this Agreement; and

WHEREAS, Executive and the Boards of Directors of the Bank and the Company desire to enter into an agreement setting forth the terms and conditions of payments due to Executive in the event of a change in control and the related rights and obligations of each of the parties.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:

1.            Term of Agreement.

The term of this Agreement is coterminous with and contingent upon Executive's employment at the Bank. In the event Executive's employment at the Bank terminates for any reason except as described in Section 3 of this Agreement, neither party shall have any obligation to the other hereunder.

2.            Change in Control.

(a)            Upon the occurrence of a Change in Control of the Bank or the Company followed within six (6) months by the termination by the Bank of Executive's employment with the Bank, for any reason other than for Cause, as defined in Section 2(c) of this Agreement, the provisions of Section 3 of this Agreement shall apply.

(b)            For purposes of this Agreement, a "Change in Control" shall be deemed to occur on the earliest of:

(i)            Merger: The Company or the Bank merges into or consolidates with another corporation, or merges another corporation into the Company or the Bank, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation;

(ii)           Acquisition of Significant Share Ownership: The Company files, or is required to file, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 50% or more of the total voting power of the Company's voting securities, but this clause (ii) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities; or

(iii)          Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

(c)            Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon termination for Cause. The term "Cause" shall mean termination because of Executive's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or regulatory order or directive, or any material breach of any provision of this Agreement. Executive shall not receive compensation or other benefits for any period after termination for Cause.

3.            Termination Benefits.

(a)            If, within six (6) months after the date of a Change in Control, the Bank terminates his employment for a reason other than Cause, Executive shall receive:

(i)            a lump sum cash payment equal to two (2) times the sum of (i) the Executive's then Base Salary and (ii) the highest annual bonus paid to Executive during the three (3) years prior to termination, subject to applicable withholding taxes, payable (except as provided in clause (iii) below) in a single lump sum payment within ten (10) calendar days following Executive's termination of employment; and

(ii)          the Bank will continue to provide Executive and the Executive's dependents with life insurance, non-taxable medical and dental coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Bank for Executive prior to Executive's termination of employment. Such coverage shall cease upon the expiration of twelve (12) full calendar months after Executive's termination.

(iii)         If the Executive is a "Specified Employee," as defined in Treasury Regulation ("Regulations") Section 1.409A-1(i), then, solely to the extent required to comply with the requirements of Section 409A(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the "Code") and the Regulations, payments under this Section 3 shall be delayed until the first day of the seventh month following the Executive's date of termination.

(iv)         For purposes of this Agreement, a "termination of employment" shall mean a "Separation from Service" as defined in Section 409A of the Code and the Regulations, such that the Employer and the Executive reasonably anticipate that the level of bona fide services the Executive would perform after a termination of employment would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding thirty-six (36) month period.

4.            Calculation of Payment Amount of Termination Benefit.

(a)            Certain Adjustments of Payment Amount. If it is determined that any payment in the nature of compensation by the Bank to or for the benefit of the Executive (whether made pursuant to the terms of this Agreement or otherwise) is subject to the limitations of section 280G of the Internal Revenue Code (the "Code") (a "Parachute Payment"), the following provisions will apply:

(i)           If the aggregate present value of Parachute Payments is less than or equal to the 280G limit, then no adjustment to the amount of such Parachute Payments shall be made.

(ii)          If the aggregate present value of Parachute Payments is greater than the 280G limit, but equal to or less than 110% of the 280G limit, such Parachute Payments shall be reduced to an amount, the present value of which maximizes the aggregate present value of Parachute Payments without causing such Parachute Payments to exceed the 280G limit.

(iii)         If the aggregate present value of Parachute Payments is greater than 110% of the 280G limit, the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment"). in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax imposed by Code section 4999 or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax") imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Parachute Payments.

For purposes of this Section 3.8, “present value” shall be determined in accordance with Code section 280G(d)(4), and the “280G limit” is the amount that can be paid under this Agreement or otherwise without causing any amount to be nondeductible under Code section 280G or subject to excise tax under Code section 4999.

(b)            Determinations made by Accounting Firm. All determinations required to be made under Section 4(a), including the aggregate present value of Parachute Payments, whether a reduction is required under Section 4(ii) and the amount of such reduction, and whether a Gross-Up Payment is required under Section 4(a)(iii) and the amount of such Gross- Up Payment, shall be made by a nationally recognized accounting firm selected by the Bank (the "Accounting Firm"). The Accounting Firm shall provide detailed supporting calculations both to the Bank and the Executive within 15 business days after the Executive's termination of employment. The initial Gross-Up Payment, if any, as determined pursuant to Section 4(a)(iii), shall be paid to the Executive within 15 days after the receipt of the Accounting Firm's determination. The Accounting Firm shall furnish the Executive with an opinion that he or she has substantial authority to complete and file his or her Federal income tax return in a manner consistent with the Accounting Firm's determination of the appropriate amount of Parachute Payments reportable by the Executive and of the appropriate amount of Excise Tax required to be paid, if any. Any determination by the Accounting Firm shall be binding upon the Bank and the Executive.

(c)            Special Rules Applicable to Reduction of Payments. The Executive shall determine which and how much of the Parachute Payments shall be reduced consistent with the requirements of Section 4(a)(ii), provided that, if the Executive does not make such determination within 10 business days after the receipt of the calculations made by the Accounting Firm, the Bank shall elect which and how much of the Parachute Payments shall be eliminated or reduced consistent with the requirements of Section 4(a)(ii) and shall notify the Executive promptly of such election.

(d)            Special Rules Applicable to Gross-Up Payments. The Executive shall notify the Bank in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Bank of the Gross-Up Payment. Such notification shall be given as soon as practicable but not later than ten business days after the Executive knows of such claim and shall apprise the Bank of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty- day period following the date on which it gives such notice to the Bank (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Bank notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)           give the Bank any information reasonably requested by the Bank relating to such claim,

(ii)          take such action in connection with contesting such claim as the Bank shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Bank,

(iii)         cooperate with the Bank in good faith in order effectively to contest such claim,

(iv)         permit the Bank to participate in any proceedings relating to such claim,

provided, however, that the Bank shall bear any pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(d), the Bank shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Bank shall determine; provided, however, that if the Bank directs the Executive to pay such claim and sue for a refund, the Bank shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Bank's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest (at the Bank's expense), as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

If, after receipt by the Executive of an amount advanced by the Bank pursuant to this Section 4(d), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Bank's complying with the requirements of this Section 3.8(d)) promptly pay to the Bank the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Bank pursuant to this Section 4(d), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Bank does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

If the Bank exhausts its remedies pursuant to this Section 4(d) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-Up Payment that the Bank should have made ("Gross-Up Deficiency"). The amount of any such Gross-Up Deficiency shall be promptly paid by the Bank to or for the benefit of the Executive. To the extent that any Gross-Up Deficiency arises in the context of a Parachute Payment that was determined pursuant to Section 3.8(a)(ii), and therefore reduced to the 280G limit, when in fact, the amount of such Parachute Payment should have been determined under Section 3.8(a)(iii), the amount of any Gross-Up Deficiency shall include the additional Parachute Payment due as a result of the calculation of the amount under Section 4(a)(iii).

(e)            Overpayments/Underpayments. As a result of the uncertainty in the application of Code section 280G at the time of the initial determination by the Accounting Firm hereunder, it is possible that the Parachute Payments will have been made by the Bank which should not have been made ("Overpayment"), or that additional Parachute Payments which will not have been made by the Bank should have been made ("Underpayment"), in each case consistent with the calculations required to be made hereunder. Overpayments and Underpayments arising in connection with Parachute Payments appropriately determined pursuant to Section 4(a)(i) or Section 4(a)(ii) are governed by this Section 4.8(e). Any Overpayment or Underpayment arising in connection with a Parachute Payment that is appropriately determined pursuant to Section 4(a)(iii) are governed by the provisions of Section 4(d).

(i)           Overpayments. The provisions of this subparagraph (i) apply in connection with a Parachute Payment that is appropriately determined pursuant to Section 4(a)(ii). If the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Employee which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Bank to or for the benefit of the Executive shall be treated for all purposes as a loan ab initio to the Executive which the Executive shall repay to the Bank together with interest at the applicable federal rate provided for in Code section 7872(0(2); provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Executive to the Bank if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Code sections 1 and 4999 or generate a refund of such taxes.

(ii)          Underpayments. The provisions of this subparagraph (ii) apply in connection with a Parachute Payment that is appropriately determined pursuant to Section 4(a)(i) or Section 4(a)(ii). If the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Bank to or for the benefit of the Executive, together with interest at the applicable federal rate provided for in Code section 7872(0(2).

5.            Non-Competition. During the Executive's employment with the Bank and, in the event of Employee's termination of employment thereafter for a period of twelve (12) months, Employee will not (except on behalf of or with the prior written consent of Employer), within the geographic areas the radii of which are (1) 25 miles from the main office and 25 miles from the Towson, Maryland office of Employer, either directly or indirectly, on Employee's own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for Employer, engage in any business which is the same as or essentially the same as the Business of Employer.

6.            Non-Solicitation of Customers. During the Term and, in the event of Employee's termination of employment thereafter for a period of twelve (12) months, Employee will not (except on behalf of or with the prior written consent of Employer), on Employee's own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of Employer's customers, including actively sought prospective customers, with whom Employee has or had material contact during the last one (1) year of Employee's employment, for purposes of providing products or services that are competitive with those provided by Employer.

7.            Non-Solicitation of Employees. During the Term and, in the event of Employee's termination of employment thereafter for a period of twelve (12) months, Employee will not on Employee's own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of Employer, whether or not such employee is a full-time employee or a temporary employee of Employer and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will..

8.            Notice of Termination.

(a)            Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

(b)            Date of Termination" shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

9.            Effect on Prior Agreements and Existing Benefit Plans.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement. Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Bank or shall impose on the Bank any obligation to employ or retain Executive in its employ for any period.

10.            No Attachment.

(a)            Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

(b)           This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and their respective successors and assigns.

11.            Modification and Waiver.

(a)            This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)            No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

12.            Severability.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

13.            Headings for R1eference Only.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references herein to the masculine shall apply to both the masculine and the feminine.

14.            Governing Law.

Except to the extent preempted by federal law, the validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Maryland, without regard to principles of conflicts of law of the Commonwealth of Maryland.

15.            Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

16.            Payment of Legal Fees.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, only if Executive is successful pursuant to a legal judgment, arbitration or settlement, and such payment shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive's favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive's favor.

17.            Successors to the Bank and the Company.

The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank's and the Company's obligations under this Agreement, in the same manner and to the same extent that the Bank and the Company would be required to perform if no such succession or assignment had taken place.

18.            Miscellaneous.

Any payment made pursuant to this Agreement, or otherwise, is subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

HOWARD BANK

By:	/s/ Mary Ann Scully
Mary Ann Scully
Chief Executive Officer and President

EXECUTIVE

By:	/s/ Frank K. Turner, Jr.
Frank K. Turner, Jr.